Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) amends and restates in its entirety that certain Executive Employment Agreement, dated as of [DATE] (the “Previous Employment Agreement”), by and between Ambrx, Inc., a Delaware corporation (the “Company”) and [NAME] (the “Executive”), and is made effective as of [DATE], 2023 (“Effective Date”), by and between the Company and the Executive (collectively, the “Parties”, and individually, a “Party”).

1. Employment. The Executive commenced employment with the Company effective as of [DATE], 2023 (the “Employment Commencement Date”) and agrees to continue such employment now based upon the terms and conditions set forth herein.

2. Duties and Position. Executive shall render services to the Company in the full-time position of [Position]. Executive shall report to the [OFFICER] and shall have the duties and responsibilities customarily associated with this position and may be reasonably assigned from time to time by the [OFFICER]. An essential function of Executive’s position is to work in a regular, full-time capacity. As a full-time exempt salaried employee, Executive will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of Executive’s work assignments, and Executive will not be eligible for overtime compensation. Executive’s primary work location shall be: [LOCATION]. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than such primary work location from time to time (including without limitation traveling to and working at the Company’s office located in San Diego, California), and to require reasonable business travel. The Company may modify Executive’s duties and position as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(a)  Best Efforts, Full-Time. Executive shall perform the duties and responsibilities assigned to Executive to the best of Executive’s abilities and with reasonable diligence, and shall abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of the Company at all times. Executive shall devote substantially all of Executive’s working time, attention, efforts and skill to the performance of Executive’s assigned duties for the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as expressly permitted by the provisions in Section 7 (“No Conflict of Interest”) below.

(b)  Policies and Procedures. Executive agrees to comply with the Company’s regular policies and procedures as such policies and procedures may be modified from time to time, including, but not limited to, maintaining the confidentiality of the Company’s confidential information, assigning to the Company inventions made by Executive during the term of Executive’s employment and not pursuing competitive activities during the term of employment.

3. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Chief Executive Officer (“CEO”) or an authorized Company representative. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. If Executive’s employment with the Company terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4. Compensation.

(a)  Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial base salary in the gross amount of $[AMOUNT] per bi-weekly pay period (annualizing to $[AMOUNT]) (the “Base Salary”). The Base Salary may be increased at the sole discretion of the Company without written modification to this Agreement. The Base Salary is payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either Party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.

(b)  Discretionary Bonus. Executive shall participate in such bonus plan or plans as in effect from time-to-time and applicable to the senior management of the Company. Executive’s target bonus award under such bonus plan, if provided, shall be [NUMBER] percent ([—]%) of Executive’s Base Salary (the “Target Bonus”). Executive’s bonus (if any) shall be determined by the CEO, in his/her sole and absolute discretion, in accordance with the terms and conditions of such bonus plan, as in effect from time to time. To the fullest extent permitted by applicable law, Executive must be employed by the Company on the bonus payment date in order to receive payment of the Target Bonus.

(c)  Stock Awards. Executive will also be eligible to participate in designated equity incentive plans in accordance with guidelines established from time to time (the “Equity Incentive Plan”). Subject to approval by the Board of Directors (the “Parent Board”) of Ambrx Biopharma, Inc., a Delaware corporation (the “Parent”), Executive will be granted an option to purchase [NUMBER] shares of common stock of the Parent with standard three-year vesting provisions (the “Time-Based Options”), with such vesting commencing on the Employment Commencement Date, as defined by the Amended and Restated Ambrx Biopharma, Inc. 2021 Equity Incentive Plan (the “Equity Plan”). The Time-Based Options will have an exercise price per share equal to the fair market value per share of common stock on the grant date as determined by the Parent Board based on the trading price of the Parent’s common stock. The Time-Based Options will be governed by terms of an Option Grant Notice and Option Agreement, which Executive shall be required to sign as a condition of receiving the award. Notwithstanding anything in the Equity Plan, the Previous Employment Agreement or any other agreements to the contrary, the Time-Based Options and any other equity and other time-based share awards covering shares of the Company’s common stock that are held by the Executive immediately prior to a Change in Control (as defined in the Company’s Equity Plan) shall accelerate and vest in full effective as of the effective date of the Change in Control. Such acceleration is conditioned upon the actual consummation of a Change in Control.

(d)  Performance and Salary Review. The CEO shall review Executive’s performance on an annual basis. Adjustments to Base Salary, Target Bonus, or other compensation, if any, and any grants of equity awards under the Equity Plan shall be made by the CEO or the Parent Board (or a committee thereof) in his/her/its sole and absolute discretion.

5. Customary Fringe Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at the Company, including but not limited to group health insurance, subject to the terms and conditions of the Company’s benefit plan documents. Executive shall be entitled to paid time-off in accordance with the Company’s policies. Executive’s paid time off benefits (prior to the adoption of the Company’s unlimited paid time off policy (the “Unlimited PTO Policy”)) shall be subject to an accrual cap of no more than 150% of the annual accrual rate. This means that Executive will not continue to accrue paid time off benefits after reaching the accrual cap until paid time off is used and the accrue paid time off bank falls below the accrual cap. Executive acknowledges that (a) Executive shall no longer accrue paid time off benefits after the date that the Unlimited PTO Policy becomes effective and (b) Executive shall not be eligible to participate in the Unlimited PTO Policy until Executive’s accrued paid time off benefits, if any, are used in full. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive shall be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of the Company, including but not limited to travel expenses (coach or economy class airfare for domestic flights under three hours or the equivalent, business and first class airfare for domestic flights over three hours or international flights, customary lodging and other incidental expenses). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

7. No Conflict of Interest. During Executive’s employment with the Company, Executive shall not engage in any activity that creates an actual or potential conflict of interest with the Company without the prior written consent of CEO or an authorized representative. Such work shall include, but is not limited to, directly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the CEO in its sole discretion. If the Company believes such a conflict exists during Executive’s employment with the Company, the Company may end Employee’s employment or may ask Executive to choose to modify the scope of the other activity, discontinue the other activity, or resign employment with the Company. Moreover, during Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments; or (d) serve as a member of the board of directors of one corporation (in addition to the Company) with the CEO’s written approval, which shall not be unreasonably withheld provided, further, that any such activities must not occur during the Company’s regular business hours, materially interfere with Executive’s performance of Executive’s duties and responsibilities under this Agreement, or create an actual or potential conflict of interest with the Company.

8. Confidentiality and Proprietary Rights. As a condition of employment, Executive shall execute and abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference. In Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive owes an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that Executive will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive owes an obligation of confidentiality. Executive hereby represents that Executive has disclosed to the Company any contract Executive has signed that may restrict Executive’s activities on behalf of the Company.

9. Voluntary Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, California, or as otherwise agreed to by Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this Section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

10. General Provisions.

(a)  Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

(b)  Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

(c)  Attorney’s Fees. Each Party will bear its own attorneys’ fees in connection with any dispute under this Agreement unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

(d)  Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e)  Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(f)  Tax Withholding. The payments made pursuant to this Agreement shall be subject to tax withholding and payroll deductions required by applicable law.

(g)  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

(h)  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy, email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either Party may specify in writing.

(i)  Survival. Sections 8 (“Confidentiality and Proprietary Rights”), 9 (“Voluntary Agreement to Arbitrate”), 10 (“General Provisions”), 11 (“Severance”) and 12 (“Section 280G”) of this Agreement shall survive termination of Executive’s employment by the Company.

(j)  Entire Agreement. This Agreement, the Company Employee Confidential Information and Inventions Assignment Agreement incorporated herein by reference and the Equity Plan, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(k)  Compliance with Section 409A of the Internal Revenue Code. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of U.S. Internal Revenue Code of 1986 (as amended) (the “Code”) Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. To the extent any nonqualified deferred compensation subject to Section 409A payable to Executive hereunder could be paid in one or more taxable years depending upon Executive completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(l)  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11. Severance. Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 11.

(a)  Termination Without Cause or By Executive For Good Reason. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the severance benefits provided below (the “Severance Benefits”):

(i)   The Company shall pay to Executive its fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of Separation from Service;

(ii)   Subject to approval by the Parent Board of such bonus amount, Executive shall be entitled to receive the pro rata amount of an earned and unpaid Target Bonus, with such bonus to be paid to Executive in a lump sum cash payment at the same time bonuses are paid to other senior executives of the Company;

(iii)  Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) [number] ([-]), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable). Such severance benefit shall be payable in a lump sum installment on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(iv)  Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is [number] ([-]) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(v)  In the event Executive accepts employment with an employer other than the Company prior to receiving payment of the Severance Benefits (which acceptance may be evidenced upon the earlier of executing a written employment agreement or commencing such employment), the Company’s obligation to provide severance benefits under Sections 11(a)(ii) and 11(a)(iii) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days after such acceptance.

(b)  Termination Without Cause or By Executive For Good Reason in Connection with a Change in Control. In the event (a) Executive’s Separation from Service occurs by reason of the termination of the Executive’s employment by the Company without Cause (and other than as a result of the Executive’s death or disability), or by Executive for Good Reason, in either case within [number] ([-]) months prior to, on, or within [number] ([-]) months following the effective date of a Change in Control (as defined in the Company’s Equity Plan) (a “Change in Control Termination”), then in lieu of (and not in addition to the Severance Benefits described in Section 11(a)) Executive shall be entitled to receive the benefits provided below (the “Change in Control Severance Benefits”):

(i)   The Company shall pay to Executive its fully earned but unpaid Base Salary, when due, through the date of the Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of the Separation from Service;

(ii)   Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, Executive shall be entitled to receive a cash severance benefit in an amount equal to: (A) [number] ([-]), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of the Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable), plus 100% of their Target Bonus for the year in which the Change in Control Termination occurs. Such severance benefit shall be payable in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day after the date of the Executive’s Separation from Service; and

(iii)  Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is [number] ([-]) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “CIC COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)  Other Terminations. If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law provided Executive timely elects and fully pays for any such continuation of benefits required by COBRA or applicable law. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d)  Release. As a condition to Executive’s receipt of any Severance Benefits pursuant to Sections 11(a)(ii) and 11(a)(iii), or (as applicable) any Change in Control Severance Benefits pursuant to Section 11(b)(ii), 11(b)(iii), and 11(b)(iv), Executive shall execute and deliver to the Company within 60 days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in a form to be provided by the Company. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and Executive’s termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within the 60-day period immediately following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e)  Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 11. In addition, Executive acknowledges and agrees that Executive is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 11, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f)  No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise; however, if Executive accepts employment, Executive’s rights to the Severance Benefits under Sections 11(a)(ii) and 11(a)(iii) shall be limited in accordance with Section 11(a)(iv). In addition, any loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 11, and, as provided in Section 11(a), Executive’s right to continued health care benefits following Executive’s termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(g)  Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate Executive’s office prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of Executive’s employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 11(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h)  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)   “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Employee Confidential Information and Inventions Assignment Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which, in each case, is materially injurious to the Company, and which breach, if curable, is not cured within 30 days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the CEO that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure, in each case, is materially injurious to the Company, and if curable, is not cured within 30 days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof, which is materially injurious to the Company.

(ii)    “Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform, with or without reasonable accommodation, the essential functions of Executive’s position with the Company, or any parent, or subsidiary, or successor because of the sickness or injury of Executive for more than 90 consecutive days or more than 120 days in a 12 month period.

(iii)  “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(A) a material diminution in Executive’s authority, duties or responsibilities, including no longer directly reporting to the officer listed in Section 2 of this Agreement;

(B) a material diminution in Executive’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company;

(C) a material change in the geographic location at which Executive must regularly perform Executive’s duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business; provided that any relocation back to the Company office from remote work will not be considered a relocation of Executive’s principal place of employment with the Company for purposes of this definition; or

(D) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions.

(iv)  “Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).

12. Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executives receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless the Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other reasonable time as requested by the Executive or the Company.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this

Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

[NAME]

Dated:

[Address]

AMBRX, INC.

Dated:	By:
Name:
Title:

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT

[Attached]